Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 22, 2024, relating to the consolidated financial statements of QT Imaging, Inc., which appears in the Current Report on Form 8-K/A of QT Imaging Holdings, Inc. filed on March 25, 2024.

/s/ BPM LLP

San Jose, California
May 23, 2024